Exhibit 99.1

Actuant Reports Fourth Quarter and Full Year Fiscal 2013 Results; Increases 2014 Guidance

MILWAUKEE--(BUSINESS WIRE)--October 1, 2013--Actuant Corporation (NYSE: ATU) today announced results for its fourth quarter ended August 31, 2013.

Highlights

  Fourth quarter GAAP diluted earnings per share from continuing operations (“EPS”) of $0.60, and $0.50 excluding acquisition related costs and a favorable tax adjustment, an increase of 4% year-over-year (see attached reconciliation of earnings.)
  Core sales were flat and -3% for the fourth quarter and full year, respectively (total sales less the impact of acquisitions, divestitures and foreign currency rate changes) with improving trends throughout the fiscal year.
  Year-over-year operating profit margin expansion of 70 basis points for the fourth quarter, or 170 basis points excluding acquisition related costs.
  Cash flow from operations was a robust $78 million for the fourth quarter.
  Completed the acquisition of Viking SeaTech (“Viking”) for approximately $235 million, adding capabilities serving the deep water oil & gas market.
  Repurchased 1.3 million common shares in fiscal 2013 for $42 million, including 0.8 million shares for $28 million in the fourth quarter.
  Increased full year fiscal 2014 guidance with revised sales and EPS ranges of $1.41-1.45 billion and $2.00-2.10, respectively.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “We were pleased to finish the year in line with our expectations, with continued sequential core sales improvement, year-over-year margin and EPS growth, and record free cash flow. Consolidated fourth quarter core sales were flat, as overall demand continued to reflect economies around the world struggling to find steady growth. Excluding approximately $0.04 of Viking related acquisition costs and a favorable tax adjustment, fourth quarter EPS of $0.50 increased 4% on a year-over-year basis on improved margins, partially offset by a higher effective tax rate. In the quarter, we demonstrated our continued ability to operate in a stagnant market environment and deliver earnings growth, while still making strategic investments to drive the company's long-term growth strategy.”

Consolidated Results

Continuing Operations

Consolidated sales for the fourth quarter of fiscal 2013 were $327 million compared to $322 million in the comparable prior year quarter. Core sales were flat, with acquisitions contributing 2% and nominal currency impact. Fiscal 2013 fourth quarter net earnings and EPS from continuing operations were $45.1 million and $0.60, respectively, compared to $35.9 million and $0.48 in the comparable prior year quarter. Excluding the fourth quarter fiscal 2013 favorable tax adjustment of $10.6 million, or $0.14 per diluted share, EPS from continuing operations of $0.46 was 4% lower than the comparable prior year period; however, it included approximately $0.04 of acquisition transaction costs. (See attached reconciliation of earnings.)

Sales for the year ended August 31, 2013 of $1.28 billion were essentially unchanged from the prior year. Excluding the 4% benefit of acquisitions, and 1% negative impact from foreign currency translation, core sales declined 3%. Earnings and EPS from continuing operations for the year were $147.6 million, or $1.98 per diluted share, compared to $125.3 million, or $1.68 per diluted share for the comparable prior year period. Excluding the previously mentioned favorable tax adjustment as well as 2012 debt refinancing costs of $16.8 million, or $0.15 per diluted share, fiscal 2013 EPS from continuing operations of $1.84 was 1% higher than the $1.83 in the prior year. (See attached reconciliation of earnings.)

Commenting on the full year results, Arzbaecher stated, “While our performance in fiscal 2013 was impacted by weak global economic conditions, the sequential improvement throughout the year was encouraging. Both Industrial and Energy delivered full year core sales growth and we acquired approximately $90 million of revenue in the higher growth energy market. As a result of our portfolio management, cost control and operational improvement efforts, EBITDA margins, excluding acquisition costs, exceeded 20% by the end of the fiscal year. We generated record free cash flow of $205 million and free cash flow to net earnings conversion in excess of 125%. This allowed us to deploy $235 million in acquisitions and $42 million in share repurchases, yet maintain a year-end net debt to EBITDA leverage of just 1.3X. In summary, despite poor economic conditions, Actuant’s employees executed well and I am appreciative of their efforts.”

Discontinued Operations

Discontinued operations include the operating results of the Electrical segment for all periods presented. In the fourth quarter of fiscal 2013, a favorable, non-cash adjustment of $11.2 million ($0.10 per diluted share) was recorded to reduce the reserve against the Electrical segment’s carrying value, based on current information. The sale process for the Electrical segment is proceeding as planned and the Company expects the sale transaction to be completed in the first half of fiscal 2014.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2013	2012	2013	2012
Sales	$111.2	$110.6	$422.6	$419.3
Operating Profit	$31.9	$29.5	$117.6	$114.8
Operating Profit %	28.7%	26.6%	27.8%	27.4%

Fourth quarter fiscal 2013 Industrial segment sales were $111 million, 1% higher than the prior year. This 1% core sales growth was due to higher integrated solutions activity, vertical market penetration and success in high growth regions including Africa, Indonesia and Brazil. Industrial tool sales within Europe and China continue to experience year-over-year declines, albeit at a more modest sequential pace. Fourth quarter operating profit margin increased 210 basis points to 28.7% on the higher volume, lower incentive compensation and operational excellence actions.

Energy Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2013	2012	2013	2012
Sales	$92.7	$93.4	$363.4	$349.2
Operating Profit	$18.5	$18.8	$63.3	$62.2
Operating Profit %	19.9%	20.2%	17.4%	17.8%

Fiscal 2013 fourth quarter year-over-year Energy segment sales decreased 1% to $93 million. Excluding the 1% impact from acquisitions and negative 2% from foreign currency translation, core sales were flat year-over-year. Hydratight demand remained strong in both the Europe and Asia Pacific regions; however, North American revenues declined on lower service and nuclear maintenance activity. Offshore demand for umbilical, cable and rope solutions grew with continued favorable market dynamics; however, Cortland’s non-energy markets, such as defense, experienced persistent weak activity levels. Fourth quarter operating profit margin declined 30 basis points year-over-year, primarily the result of unfavorable product mix.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended August 31,		Year Ended August 31,
	2013	2012	2013	2012
Sales	$123.4	$118.4	$493.7	$508.1
Operating Profit	$11.7	$10.1	$40.3	$60.9
Operating Profit %	9.5%	8.5%	8.2%	12.0%

Fourth quarter fiscal 2013 Engineered Solutions segment sales increased 4% from the prior year to $123 million. Excluding the 3% net benefit from acquisitions/divestitures and 1% from foreign currency translation, year-over-year core sales were flat. This was a significant sequential improvement from the third quarter’s 10% core sale decline. During the fourth quarter, European heavy-duty truck sales grew over 10% and total agriculture sales benefited from new product launches. Sales were down year-over-year in the off-highway equipment markets including construction and defense, as well as within the European convertible auto market, but the rate of decline in both moderated from prior quarters. Fourth quarter operating profit margin increased 100 basis points due to the benefit of cost reduction actions.

Corporate and Income Taxes

Corporate expenses for the fourth quarter of fiscal 2013 were $9.3 million, $0.6 million above the comparable prior year period due primarily to $3.5 million of transaction costs related to the Viking acquisition, partially offset by lower incentive compensation expenses. Income tax expense in the fourth quarter of fiscal 2013 included a non-cash $10.6 million benefit from the cumulative correction in accounting for taxes on equity compensation expense over several years. The correction reduced historical annual tax expense (and increased net income), but was not material to any individual year.

Financial Position

Net debt at August 31, 2013 was $411 million (total debt of $515 million less $104 million of cash); approximately $180 million above the prior quarter end. The Company deployed approximately $235 million of capital to acquire Viking in the fourth quarter as well as approximately $28 million for share repurchases. Given the quarter’s strong free cash flow, Actuant’s August 31, 2013 net debt to EBITDA leverage ratio remained low at 1.3X. Available liquidity is strong with $104 million of cash on hand, $475 million of revolver availability and the expected 2014 cash flow and Electrical segment divestiture proceeds.

Outlook

“The economic environment remains difficult to predict, and we are focused on executing items within our control," Arzbaecher stated. "Our near-term priorities continue to be investing in strategic growth opportunities including high growth markets, acquisition capital deployment, cash generation, and completing the sale of the Electrical segment.

We continue to anticipate fiscal 2014 core sales growth in the range of 3-5%, outpacing GDP as a result of our company-specific Growth + Innovation (G+I) process and easier prior year comparisons. We expect total sales of $1.41-1.45 billion, including approximately $100 million of Viking fiscal 2014 revenue. On a year-over-year basis, the higher sales coupled with operational excellence initiatives and completed share repurchases should result in fiscal 2014 EPS of $2.00-2.10, an increase of 9-14% compared to fiscal 2013, excluding special items. We expect full year free cash flow of approximately $190 million. We anticipate first quarter fiscal 2014 sales in the $325-335 million range and EPS of $0.43-0.46. All guidance excludes the impact of future acquisitions and potential share repurchases.

Arzbaecher concluded, “Despite a stagnant macroeconomic environment, we expect to deliver sales and earnings growth in fiscal 2014. We remain focused on our G+I process, executing on cost savings initiatives, and maintaining our flexibility to capitalize on market opportunities. We believe our strong balance sheet provides significant capital deployment opportunities for Actuant to deliver shareholder value.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, October 1, 2013. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. This includes statements pertaining to, among other things, the planned divestiture of the Electrical segment, the potential timing thereof, and the prospects and expected financial results of Actuant after the planned transaction. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 31,	August 31,
	2013	2012

ASSETS
Current assets
Cash and cash equivalents	$103,986	$68,184
Accounts receivable, net	219,075	234,756
Inventories, net	142,549	211,690
Deferred income taxes	18,796	22,583
Other current assets	28,228	24,068
Assets of discontinued operations	272,606	-
Total current assets	785,240	561,281

Property, plant and equipment, net	201,496	115,884
Goodwill	734,952	866,412
Other intangible assets, net	376,692	445,884
Other long-term assets	20,952	17,658

Total assets	$2,119,332	$2,007,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$154,049	$174,746
Accrued compensation and benefits	43,800	58,817
Current maturities of debt	-	7,500
Income taxes payable	14,014	5,778
Other current liabilities	56,899	72,165
Liabilities of discontinued operations	53,080	-
Total current liabilities	321,842	319,006

Long-term debt	515,000	390,000
Deferred income taxes	115,865	132,653
Pension and postretirement benefit accruals	20,698	26,442
Other long-term liabilities	65,660	87,182

Shareholders' equity
Capital stock	15,399	15,102
Additional paid-in capital	49,758	7,725
Treasury stock	(104,915)	(63,083)
Retained earnings	1,188,685	1,161,564
Accumulated other comprehensive loss	(68,660)	(69,472)
Stock held in trust	(3,124)	(2,689)
Deferred compensation liability	3,124	2,689
Total shareholders' equity	1,080,267	1,051,836

Total liabilities and shareholders' equity	$2,119,332	$2,007,119

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2013	2012	2013	2012

Net sales	$327,260	$322,368	$1,279,742	$1,276,521
Cost of products sold	197,760	192,760	772,792	765,061
Gross profit	129,500	129,608	506,950	511,460

Selling, administrative and engineering expenses	71,345	74,114	293,866	284,920
Amortization of intangible assets	5,397	5,789	22,939	22,026
Operating profit	52,758	49,705	190,145	204,514

Financing costs, net	6,026	6,281	24,837	29,561
Debt refinancing costs	-	-	-	16,830
Other expense, net	841	196	2,359	3,493
Earnings from continuing operations before income tax expense	45,891	43,228	162,949	154,630

Income tax expense	776	7,312	15,372	29,354
Earnings from continuing operations	45,115	35,916	147,577	125,276
Earnings (loss) from discontinued operations, net of income taxes	13,138	(52,376)	(117,529)	(37,986)
Net earnings (loss)	$58,253	$(16,460)	$30,048	$87,290

Earnings from continuing operations per share
Basic	$0.62	$0.49	$2.02	$1.79
Diluted	0.60	0.48	1.98	1.68

Earnings (loss) per share
Basic	$0.80	$(0.23)	$0.41	$1.25
Diluted	0.78	(0.22)	0.40	1.17

Weighted average common shares outstanding
Basic	73,048	72,846	72,979	70,099
Diluted	74,845	74,158	74,580	74,940

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2013	2012	2013	2012

Operating Activities
Net earnings (loss)	$58,253	$(16,460)	$30,048	$87,290
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	11,112	14,071	53,902	54,263
Stock-based compensation expense	2,933	3,344	13,440	13,346
Benefit for deferred income taxes	(13,716)	(8,387)	(44,265)	(10,524)
Impairment charges	(11,235)	62,464	158,817	62,464
Amortization of debt discount and debt issuance costs	452	498	1,940	1,990
Non-cash debt refinance charge	-	-	-	2,254
Other non-cash adjustments	157	139	328	-
Changes in components of working capital and other:
Accounts receivable	14,108	9,382	(10,925)	(12,310)
Inventories	6,388	2,361	13,714	11,532
Prepaid expenses and other assets	10	(3,235)	(4,603)	(2,164)
Trade accounts payable	(1,750)	3,123	(9,279)	5,902
Income taxes payable	6,132	(15,847)	594	(17,903)
Accrued compensation and benefits	(1,427)	2,474	(14,256)	(6,292)
Other accrued liabilities	6,102	(912)	4,334	(7,519)
Net cash provided by operating activities	77,519	53,015	193,789	182,329

Investing Activities
Proceeds from sale of property, plant and equipment	304	15	1,621	8,501
Proceeds from sale of businesses, net of transaction costs	-	-	4,854	-
Capital expenditures	(4,773)	(5,249)	(23,668)	(22,740)
Business acquisitions, net of cash acquired	(235,406)	(40,533)	(239,041)	(70,267)
Net cash used in investing activities	(239,875)	(45,767)	(256,234)	(84,506)

Financing Activities
Net borrowings (repayments) on revolving credit facilities and other debt	125,000	-	125,000	(58,167)
Principal repayments on term loan	(2,500)	(1,250)	(7,500)	(2,500)
Repurchases of 2% Convertible Notes	-	-	-	(102)
Proceeds on 5.625% Senior Note issuance	-	-	-	300,000
Redemption of 6.875% Senior Notes	-	-	-	(250,000)
Debt issuance and refinancing costs	(2,035)	(150)	(2,035)	(5,490)
Purchase of treasury shares	(28,162)	(23,801)	(41,832)	(63,083)
Payment of contingent consideration	(1,826)	-	(1,826)	-
Stock option exercises and related tax benefits	14,556	4,521	33,261	10,913
Cash dividend	-	-	(2,911)	(2,748)
Net cash provided by (used in) financing activities	105,033	(20,680)	102,157	(71,177)

Effect of exchange rate changes on cash	(109)	1,467	(3,910)	(2,683)
Net increase in cash and cash equivalents	(57,432)	(11,965)	35,802	23,963
Cash and cash equivalents - beginning of period	161,418	80,149	68,184	44,221
Cash and cash equivalents - end of period	$103,986	$68,184	$103,986	$68,184

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$100,253	$98,342	$110,102	$110,598	$419,295	$101,122	$98,999	$111,308	$111,191	$422,620
ENERGY SEGMENT	80,421	78,937	96,399	93,406	349,163	90,769	80,794	99,158	92,651	363,372
ENGINEERED SOLUTIONS SEGMENT	129,292	123,640	136,767	118,364	508,063	115,918	120,675	133,739	123,418	493,750
TOTAL	$309,966	$300,919	$343,268	$322,368	$1,276,521	$307,809	$300,468	$344,205	$327,260	$1,279,742

% SALES GROWTH
INDUSTRIAL SEGMENT	15%	11%	2%	2%	7%	1%	1%	1%	1%	1%
ENERGY SEGMENT	14%	28%	24%	13%	19%	13%	2%	3%	-1%	4%
ENGINEERED SOLUTIONS SEGMENT	23%	12%	8%	-10%	7%	-10%	-2%	-2%	4%	-3%
TOTAL	18%	16%	10%	0%	10%	-1%	0%	0%	2%	0%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,933	$26,690	$30,681	$29,473	$114,777	$27,006	$26,350	$32,426	$31,862	$117,644
ENERGY SEGMENT	13,217	11,632	18,515	18,841	62,205	15,387	9,677	19,736	18,480	63,280
ENGINEERED SOLUTIONS SEGMENT	18,999	13,281	18,467	10,104	60,851	7,625	8,275	12,754	11,674	40,328
CORPORATE / GENERAL	(7,845)	(7,948)	(8,813)	(8,713)	(33,319)	(6,544)	(7,431)	(7,874)	(9,258)	(31,107)
TOTAL	$52,304	$43,655	$58,850	$49,705	$204,514	$43,474	$36,871	$57,042	$52,758	$190,145

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.9%	27.1%	27.9%	26.6%	27.4%	26.7%	26.6%	29.1%	28.7%	27.8%
ENERGY SEGMENT	16.4%	14.7%	19.2%	20.2%	17.8%	17.0%	12.0%	19.9%	19.9%	17.4%
ENGINEERED SOLUTIONS SEGMENT	14.7%	10.7%	13.5%	8.5%	12.0%	6.6%	6.9%	9.5%	9.5%	8.2%
TOTAL (INCLUDING CORPORATE)	16.9%	14.5%	17.1%	15.4%	16.0%	14.1%	12.3%	16.6%	16.1%	14.9%

EBITDA
INDUSTRIAL SEGMENT	$29,220	$29,116	$32,070	$31,774	$122,180	$29,033	$28,471	$34,374	$33,742	$125,620
ENERGY SEGMENT	18,243	15,601	22,216	23,166	79,226	19,694	14,278	23,977	22,185	80,134
ENGINEERED SOLUTIONS SEGMENT	22,213	16,762	21,418	13,991	74,384	12,047	12,611	16,700	15,659	57,017
CORPORATE / GENERAL	(7,217)	(7,479)	(8,506)	(7,972)	(31,174)	(6,195)	(6,582)	(7,556)	(8,556)	(28,889)
TOTAL	$62,459	$54,000	$67,198	$60,959	$244,616	$54,579	$48,778	$67,495	$63,030	$233,882

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.6%	29.1%	28.7%	29.1%	28.7%	28.8%	30.9%	30.3%	29.7%
ENERGY SEGMENT	22.7%	19.8%	23.0%	24.8%	22.7%	21.7%	17.7%	24.2%	23.9%	22.1%
ENGINEERED SOLUTIONS SEGMENT	17.2%	13.6%	15.7%	11.8%	14.6%	10.4%	10.5%	12.5%	12.7%	11.5%
TOTAL (INCLUDING CORPORATE)	20.2%	17.9%	19.6%	18.9%	19.2%	17.7%	16.2%	19.6%	19.3%	18.3%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$ 37,174	$ 32,175	$ 34,401	$ (16,460)	$ 87,290	$ 36,343	$ 28,435	$ (92,983)	$ 58,253	$ 30,048
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,204)	(4,522)	(6,664)	52,376	37,986	(5,792)	(2,601)	139,060	(13,138)	117,529
EARNINGS FROM CONTINUING OPERATIONS	33,970	27,653	27,737	35,916	125,276	30,551	25,834	46,077	45,115	147,577
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	10,482	-	10,482	-	-	-	-	-
INCOME TAX ADJUSTMENT	-	-	-	-	-	-	-	-	(10,596)	(10,596)
TOTAL	$ 33,970	$ 27,653	$ 38,219	$ 35,916	$ 135,758	$ 30,551	$ 25,834	$ 46,077	$ 34,519	$ 136,981

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$ 0.50	$ 0.43	$ 0.45	$ (0.22)	$ 1.17	$ 0.49	$ 0.38	$ (1.24)	$ 0.78	$ 0.40
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.04)	(0.06)	(0.09)	0.70	0.51	(0.08)	(0.03)	1.86	(0.18)	1.58
EARNINGS FROM CONTINUING OPERATIONS	0.46	0.37	0.36	0.48	1.68	0.41	0.35	0.62	0.60	1.98
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	0.15	-	0.15	-	-	-	-	-
INCOME TAX ADJUSTMENT	-	-	-	-	-	-	-	-	(0.14)	(0.14)
TOTAL	$ 0.46	$ 0.37	$ 0.51	$ 0.48	$ 1.83	$ 0.41	$ 0.35	$ 0.62	$ 0.46	$ 1.84

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$ 37,174	$ 32,175	$ 34,401	$ (16,460)	$ 87,290	$ 36,343	$ 28,435	$ (92,983)	$ 58,253	$ 30,048
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,204)	(4,522)	(6,664)	52,376	37,986	(5,792)	(2,601)	139,060	(13,138)	117,529
EARNINGS FROM CONTINUING OPERATIONS	33,970	27,653	27,737	35,916	125,276	30,551	25,834	46,077	45,115	147,577
FINANCING COSTS, NET	8,222	7,821	24,066	6,281	46,390	6,322	6,260	6,229	6,026	24,837
INCOME TAX EXPENSE	9,447	8,139	4,456	7,312	29,354	5,957	4,814	3,825	776	15,372
DEPRECIATION & AMORTIZATION	10,820	10,387	10,939	11,450	43,596	11,749	11,870	11,364	11,113	46,096
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$ 62,459	$ 54,000	$ 67,198	$ 60,959	$ 244,616	$ 54,579	$ 48,778	$ 67,495	$ 63,030	$ 233,882

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (debt refinancing charges, income tax adjustments, and discontinued operations), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader